Free Writing Prospectus

Filed Pursuant to Rule 433

Registration No. 333-267227

Relating to the Preliminary Prospectus Supplement dated February 5, 2024

(to Prospectus dated September 1, 2022)

$2,000,000,000

Starbucks Corporation

$1,000,000,000 4.850% Senior Notes due 2027

$500,000,000 4.900% Senior Notes due 2031

$500,000,000 5.000% Senior Notes due 2034

Pricing Term Sheet

February 5, 2024

Issuer:	Starbucks Corporation

Ratings (Moody’s/S&P):*	Baa1 (Stable Outlook) / BBB+ (Stable Outlook)

Format:	SEC Registered

Ranking:	Senior Unsecured

Trade Date:	February 5, 2024

Settlement Date:**	February 8, 2024 (T+3)

Joint Book-Running Managers:	Goldman Sachs & Co. LLC J.P. Morgan Securities LLC U.S. Bancorp Investments, Inc. Wells Fargo Securities, LLC BofA Securities, Inc. Citigroup Global Markets Inc.

Co-Managers:

Morgan Stanley & Co. LLC

Scotia Capital (USA) Inc.

Loop Capital Markets LLC

Fifth Third Securities, Inc.

HSBC Securities (USA) Inc.

ICBC Standard Bank Plc

Rabo Securities USA, Inc.

Standard Chartered Bank

Truist Securities, Inc.

Academy Securities, Inc.

MFR Securities, Inc.

Title:	4.850% Senior Notes due 2027 (the “2027 notes”)	4.900% Senior Notes due 2031 (the “2031 notes”)	5.000% Senior Notes due 2034 (the “2034 notes”)

Principal Amount:	$1,000,000,000	$500,000,000	$500,000,000

Maturity Date:	February 8, 2027	February 15, 2031	February 15, 2034

Interest Payment Dates:	February 8 and August 8, beginning August 8, 2024	February 15 and August 15, beginning August 15, 2024 (long first coupon)	February 15 and August 15, beginning August 15, 2024 (long first coupon)

Interest Payment Record Dates:	January 24 and July 24	February 1 and August 1	February 1 and August 1

Benchmark Treasury:	UST 4.000% due January 15, 2027	UST 4.000% due January 31, 2031	UST 4.500% due November 15, 2033

Benchmark Treasury Price/Yield:	99-08 3/4; 4.265%	99-02; 4.156%	102-20+;4.168%

Spread to Benchmark Treasury:	+60 basis points	+80 basis points	+90 basis points

Yield to Maturity:	4.865%	4.956%	5.068%

Coupon (Interest Rate):	4.850% per annum	4.900% per annum	5.000% per annum

Price to Public (Issue Price):	99.959%	99.670%	99.470%

Optional Redemption:

At any time prior to January 8, 2027 (one month prior to the maturity date of the 2027 Notes), the 2027 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater:

•  100% of the aggregate principal amount of 2027 Notes to be redeemed; or

•  (a) the sum of the present value of the remaining scheduled payments of principal and interest on the 2027 Notes being redeemed, assuming that the 2027 Notes to be redeemed matured on January 8, 2027, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 10 basis points, less (b) interest accrued to the redemption date,

At any time prior to December 15, 2030 (two months prior to the maturity date of the 2031 Notes), the 2031 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater:

•  100% of the aggregate principal amount of 2031 Notes to be redeemed; or

•  (a) the sum of the present value of the remaining scheduled payments of principal and interest on the 2031 Notes being redeemed, assuming that the 2031 Notes to be redeemed matured on December 15, 2030, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date,

At any time prior to November 15, 2033 (three months prior to the maturity date of the 2034 Notes), the 2034 Notes will be redeemable in whole at any time or in part from time to time, at the Issuer’s option, at a redemption price equal to the greater:

•  100% of the aggregate principal amount of 2034 Notes to be redeemed; or

•  (a) the sum of the present value of the remaining scheduled payments of principal and interest on the 2034 Notes being redeemed, assuming that the 2034 Notes to be redeemed matured on November 15, 2033, discounted to the redemption date on a semiannual basis (assuming a 360-day year of twelve 30-day months), at the Treasury Rate plus 15 basis points, less (b) interest accrued to the redemption date, plus, in either case, accrued and unpaid interest on the 2027 Notes being redeemed to, but excluding, the redemption date.

In addition, at any time and from time to time, on and after January 8, 2027, the 2027 Notes will be redeemable, at the Issuer’s option, in whole or in part at a redemption price equal to 100% of the principal amount of the 2027 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

plus, in either case, accrued and unpaid interest on the 2031 Notes being redeemed to, but excluding, the redemption date.

In addition, at any time and from time to time, on and after December 15, 2030, the 2031 Notes will be redeemable, at the Issuer’s option, in whole or in part at a redemption price equal to 100% of the principal amount of the 2031 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

plus, in either case, accrued and unpaid interest on the 2034 Notes being redeemed to, but excluding, the redemption date.

In addition, at any time and from time to time, on and after November 15, 2033, the 2034 Notes will be redeemable, at the Issuer’s option, in whole or in part at a redemption price equal to 100% of the principal amount of the 2034 Notes to be redeemed plus accrued and unpaid interest on the principal amount being redeemed to, but excluding, the redemption date.

Change of Control Repurchase:	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a related below investment grade rating of the 2027 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2027 notes, to make an offer to purchase the 2027 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a related below investment grade rating of the 2031 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2031 notes, to make an offer to purchase the 2031 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.	Upon the occurrence of a change of control triggering event (which involves the occurrence of both a change of control and a related below investment grade rating of the 2034 notes by Moody’s and S&P), the Issuer will be required, unless the Issuer has exercised its option to redeem the 2034 notes, to make an offer to purchase the 2034 notes at a price equal to 101% of the principal amount plus accrued and unpaid interest to, but excluding, the date of repurchase.

CUSIP/ISIN:	855244BG3 / US855244BG38	855244BH1 / US855244BH11	855244BJ7 / US855244BJ76

*

Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time. Each of the security ratings above should be evaluated independently of any other security rating.

**

It is expected that delivery of the notes will be made against payment therefor on or about February 8, 2024, which is the third business day following the date hereof (such settlement cycle being referred to as “T+3”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes prior to the second business day prior to the settlement date will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement. Purchasers of the notes who wish to trade the notes prior to the second business day prior to the settlement date should consult their own advisors.

The Issuer has filed a registration statement (including a prospectus) and a prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You should rely on the prospectus, prospectus supplement and any relevant free writing prospectus or pricing supplement for complete details. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, copies of the prospectus and the prospectus supplement may be obtained by calling Goldman Sachs & Co. LLC toll-free at (866) 471-2526; J.P. Morgan Securities LLC collect at (212) 834-4533; U.S. Bancorp Investments, Inc. toll-free at (877) 558-2607; Wells Fargo Securities, LLC toll-free at (800) 645-3751.